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                                                                       Exhibit 5
                  [LETTERHEAD OF GOLDFARB, LEVY, ERAN & CO.]


                            August 2, 2000


MIND C.T.I. Ltd.
Industrial Park, Building 7
Yoqneam 20692, Israel

Ladies and Gentlemen:

     We refer to the registration statement on Form F-1, No. 333-12266 (the "Registration Statement"), filed by MIND C.T.I. Ltd., an Israeli company (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to an aggregate of 4,830,000 Ordinary Shares of the Company, NIS 0.01 nominal value each, to be issued and sold by the Company (the "Shares").

     As counsel for the Company, we have examined such corporate records and documents as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in our opinion, the Shares have been duly authorized and, when issued and sold pursuant to the terms of the Registration Statement, will be validly issued, fully paid and non-assessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and the references to this firm in the sections of the prospectus titled "Legal Matters" and "Enforceability of Civil Liabilities." This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Act.

                         Very truly yours,

                         /s/ Goldfarb, Levy, Eran & Co.

                             Goldfarb, Levy, Eran & Co.